Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Tammy Roberts Myers
Aug. 17, 2006	(614) 492-4954
BOB EVANS FARMS NAMES ROGER WILLIAMS
PRESIDENT OF BOB EVANS RESTAURANTS
COLUMBUS, Ohio — Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced the appointment of Roger Williams as president of Bob Evans Restaurants, effective immediately. Williams will report directly to Chief Executive Officer Steve Davis. Williams, who had served as executive vice president of the food products division since 1995, will now lead the 587 Bob Evans Restaurants. The food products division will report to Chief Executive Officer Steve Davis on an interim basis until a replacement is named.
     Steve Davis, chief executive officer of Bob Evans Farms, said, “We are pleased to name Roger Williams president of Bob Evans Restaurants. Roger has a unique background here at Bob Evans that allows him to bring not only experience, but strong leadership and focus to our restaurants. He has helped build Bob Evans Farms’ high-performing food products business and we know he will bring that same passion and commitment to our restaurants.”
     Williams commented, “I’m excited to be the leader of the talented group of people in our restaurant division. I think that our restaurants have great upside potential in a challenging restaurant environment. We must improve same-store sales, and as a team, we will continue to make that an immediate focus.”
     Since starting at Bob Evans Farms in 1967, Williams has held various positions including: executive vice president of food products, senior group vice president of marketing and technical services, group vice president director of marketing, vice president director of marketing, regional vice president of restaurant operations, restaurant manager and restaurant employee. Williams has been an officer for Bob Evans Farms since 1978.
     Williams graduated from the University of Rio Grande in Rio Grande, Ohio, in 1972 with a bachelor’s degree in mathematics. He has served on the board of trustees for the university for 27 years and is a former board president. Williams currently serves on the board of directors for Ohio Valley Banc Corp. (Nasdaq: OVBC).
     Originally from Thurman, Ohio, Williams and his wife, Sue Ann, currently reside in Pickerington, Ohio. They have two grown children, Ty Williams of Los Angeles and Susan Williams of Dublin, Ohio.
     Preliminary results for Bob Evans fiscal 2007 first quarter were released on Tuesday, Aug. 8, 2006. Financial results will be released on Monday, Aug. 21, 2006, followed by a conference call and webcast at 10 a.m. on Tuesday, Aug. 22, 2006.
     Bob Evans Farms, Inc. owns and operates 587 full-service, family restaurants in 18 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 104 Mimi’s Café casual restaurants located in 17 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	the failure to achieve and maintain positive same-store sales;

•	a decline in general economic conditions;

•	competition in the restaurant and food products industries;

•	the company’s ability to expand its restaurant base;

•	consumer acceptance of changes in menu, food products, prices, atmosphere and service procedures;

•	the company’s ability to hire and retain a sufficient number of qualified employees;

•	market concentration;

•	adverse weather conditions;

•	government regulation;

•	allegations related to food-related illnesses and health concerns regarding certain food products;

•	margin sensitivity;

•	consumer acceptance of the company’s restaurant concepts and food products in new markets;

•	fluctuations in quarterly operating results;

•	the adequacy of insurance loss estimates and reserves; and

•	protection of our trademarks and other intellectual property rights.
These risks are discussed more fully under the heading “Risk Factors” in Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2006. It is impossible to predict or identify all such risk factors. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in the company’s filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.